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EXHIBIT 99.1

Contact:	Financial Inquiries: Steven E. Dietrich Crown Pacific (503) 274-2300	Media Inquiries: John W. Mangan KVO Public Relations (503) 721-4253

CROWN PACIFIC PARTNERS ANNOUNCES ASSET SALE AND STRATEGIC
ALLIANCE WITH LOUISIANA-PACIFIC

ACTIONS WILL CONSOLIDATE OPERATIONS AND REDUCE DEBT

    PORTLAND, ORE.—August 21, 2001—Crown Pacific Partners, L.P. (NYSE: CRO) today announced a strategic alliance with Louisiana-Pacific Corporation (NYSE:LPX). The strategic alliance involves the sale of the Partnership's Bonners Ferry, Idaho, sawmill to LP and provision of a long-term log supply commitment from Crown Pacific's 250,000 acre Idaho tree farm to supply LP's mills in the northern Idaho region.

    Additionally, Crown Pacific's Coeur d'Alene, Idaho and Prineville, Oregon sawmills will be closed by the end of the fourth quarter of 2001. The dispositions and closures are expected to produce net proceeds of approximately $40.0 million. Also, LP will assume lease obligations associated with the Bonners Ferry sawmill, which the Partnership estimates has a net present value of $18.0 million.

    These actions are part of Crown Pacific's continuing strategy to downsize and restructure the operations of the Partnership in order to preserve its core timber assets. Net proceeds from the transactions will be used to reduce the Partnership's debt.

    "The alliance with LP and our decision to close the Coeur d'Alene facility allows both companies to maximize the long-term profitability of their respective Idaho operations and reflects the inevitable consolidation of lumber manufacturing in this region," said Peter W. Stott, President and Chief Executive Officer of Crown Pacific. "We are pleased that employment at the Bonners Ferry sawmill and within that community under LP's ownership should not be adversely affected. LP has also agreed to communicate job openings in all of its Northwest sawmill operations to our displaced Coeur d'Alene employees," he added.

    The Partnership also announced that its Prineville, Oregon, facility will be closed and mothballed indefinitely after processing existing log inventories over the next sixty days. Crown Pacific will utilize its newly upgraded Gilchrist facility to process all logs from its Oregon timberlands, which currently encompass more than 295,000 acres.

    "The decision to close the Prineville mill was very difficult, but unavoidable given the shortage of the high-grade pine logs on which the Prineville sawmill depends," Stott said. "We are extremely grateful to the Prineville employees who contributed to our success over the years," he added.

About Crown Pacific

    Crown Pacific Partners, L.P. (NYSE: CRO) is an integrated forest products company. The Partnership owns and manages approximately 800,000 acres of timberland, and uses modern forest practices to balance timber production with environmental protection. Its efficient sawmills in Oregon and Washington produce lumber for domestic and export markets. Crown Pacific's strategic network of marketing and sales offices in the West provide cost-effective product distribution, and have made the Partnership a market leader in several of the nation's fastest growing housing markets.

    Further details and discussion of the Partnership's operating performance and outlook, as well as copies of Partnership news releases, may be obtained from Crown Pacific's Web site at www.crownpacificpartners.com or by calling the Partnership directly at 1-888 NYSE CRO (697-3276).

Forward-Looking Statements

    Information contained in all sections of this release includes forward-looking statements including statements regarding the Partnership's expectations, hopes, beliefs, intentions or strategies regarding the future that are not purely historical, but are based on assumptions that in the future may prove not to be accurate. These assumptions include, harvest volumes, species mix, prices for logs and lumber, demand for housing and levels, timing and amounts received for stumpage, property and asset sales. Crown Pacific Partners, L.P.'s business and prospects are subject to a number of risks, including the volatility of timber and lumber prices, factors limiting harvesting of timber including contractual obligations, governmental restrictions, weather and access limitations—as well as the substantial capital expenditures required to supply its operations.

    Additional factors that could affect future performance include environmental risks, operating risks normally associated with the timber industry, competition, government regulations and policies, and economic changes in the regions where the Partnership's products or substitute products are sold, including Southeast Asia and Japan. Other risk factors include the ability of the Partnership to implement its business strategy and the increase in the value of the U.S. dollar against foreign currencies. These and other risks are described in the Partnership's registration statements and reports filed from time to time on Forms 10-K, 8-K, and 10-Q and reports to unitholders, which are available from the Partnership or the United States Securities and Exchange Commission.

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  EXHIBIT 99.1
CROWN PACIFIC PARTNERS ANNOUNCES ASSET SALE AND STRATEGIC ALLIANCE WITH LOUISIANA-PACIFIC